Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust Reports Third Quarter 2009 Results
NEW YORK, NY — November 3, 2009 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended September 30, 2009.
•	Operating Results:
o	Reported a net loss of $106.5 million or $4.75 per share for the period.

o	Third quarter net loss was driven primarily by $113.1 million of loan loss provisions and securities impairments.
•	Portfolio Performance:
o	At quarter end, the Company’s loan portfolio consisted of 65 assets with an aggregate net book value of $1.6 billion. During the third quarter, performance-related activity included:
▪	One loan with an outstanding principal balance of $15.0 million, which was previously on the Company’s watch list, became non-performing.

▪	$47.2 million of provisions for loan losses were recorded on six loans.

▪	One loan with an outstanding principal balance of $19.8 million was added to the watch list.
o	The Company’s securities portfolio was comprised of 76 securities with an aggregate net book value of $746.3 million at quarter end. During the third quarter, performance-related activity included:
▪	$77.9 million of impairments were recorded during the quarter on three securities. ($65.9 million was included in earnings and the remainder, $12.0 million, was recorded in other comprehensive income.)

▪	Four securities with an aggregate book value of $56.0 million were added to the Company’s watch list.

•	Originations/Repayments/Dispositions:
o	During the quarter, the Company originated one new investment ($5.0 million) for its investment management vehicles and did not originate any new balance sheet investments.

o	Fundings pursuant to previously existing loan commitments totaled $0.8 million, and full and partial repayments during the third quarter totaled $11.2 million.

o	The Company liquidated its one REO asset for net proceeds of $7.1 million.
•	Debt Restructuring:
o	At quarter end, the Company had reduced the aggregate outstanding principal balance under its three repurchase agreements by $87.6 million ($10.7 million in the third quarter) from the amount outstanding as of completion of the March 2009 restructuring. To date, the Company has repaid 70% of the amount necessary to achieve the one-year maturity extension of its repurchase obligations and senior credit facility in March 2010.
Balance Sheet
Total assets were $2.4 billion at September 30, 2009. The Company’s Interest Earning Assets are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $2.3 billion at September 30, 2009 and had a weighted average yield of 4.5%.

•	$1.6 billion (68%) of the portfolio was comprised of loan investments with a weighted average yield of 3.5%.

•	$746 million (32%) of the portfolio was comprised of securities investments with a weighted average yield of 6.6%.
The Company’s portfolio at September 30, 2009 included 9 loans with an aggregate outstanding principal balance of $122.8 million that were non-performing. Total provisions and allowances of $121.1 million have been recorded against the 9 non-performing and 5 performing loans. The Company does not accrue interest on loans against which it has provisions.
As of September 30, 2009, 17 loans with an aggregate book balance of $508.5 million were categorized as watch list loans. Watch list loans are performing loans (with no credit loss provisions) that the Company aggressively monitors and manages to mitigate the risk of potential future non-performance.
In the securities portfolio, 11 bonds with an aggregate gross book value of $125.8 million carry credit impairments totaling $98.6 million (net book value of $27.3 million). As of September 30, 2009, 23 securities with an aggregate book value of $195.1 million were identified as watch list securities. Watch list securities are securities (with no credit impairments) that the Company aggressively monitors and manages to mitigate the risk of potential future impairments.
At September 30, 2009, the Company had two equity investments in unconsolidated subsidiaries with an aggregate book value of $1.6 million. Both investments are co-investments in funds sponsored and managed by the Company.
Interest Bearing Liabilities
On March 16, 2009, the Company entered into a restructuring of substantially all its non-CDO liabilities. Terms of the debt restructuring are detailed in the Form 10-Q filed with the SEC.
The book value of the Company’s Interest Bearing Liabilities totaled $1.8 billion at September 30, 2009 and were comprised of collateralized debt obligations ($1.1 billion, 61.0% of total), repurchase obligations ($491.8 million, 26.7%), borrowings under a senior credit facility ($99.4 million, 5.4%) and junior subordinated notes ($127.1 million, 6.9%). During the third quarter, the Company reduced its repurchase obligations by $10.7 million (2.1%) compared to the balance at the end of the prior quarter. At quarter end, the Company’s $1.8 billion of Interest Bearing Liabilities carried a weighted average cash cost of 1.85% and a weighted average all-in cost of 2.42%.
During 2009, CMBS downgrades and loan non-performance caused cash flow to the retained classes of the Company’s four CDOs to be either wholly or partially redirected to amortize the balances of the senior bondholders in these CDOs. As of quarter end, the Company currently receives cash collateral management fees from all four of its CDOs but cash interest payments and dividends from only one (CDO III).
Other Items
At September 30, 2009, the Company’s GAAP shareholders’ equity was $213.2 million. Based on 22.4 million shares outstanding (fully diluted basis) at quarter end, book value per share was $9.52.
At September 30, 2009, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 8.7-to-1.
In light of the credit reserve activity at the Company, it is not expected that the Company will have taxable income for 2009 and, therefore, will likely not be required to pay a dividend under REIT rules. Furthermore, any dividend payment is subject to the terms of the debt restructuring and would be payable, to the maximum extent possible, in stock (in lieu of cash).
Current and prospective sources of liquidity as of September 30, 2009 include unrestricted cash ($28.6 million), net operating cash flow, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include operating expenses, interest expense, unfunded loan commitments ($12.6 million), capital commitments to the Company’s managed funds ($19.2 million) and debt repayments.

Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). At September 30, 2009, CTIMCO managed five private equity funds and one separate account with total investments of $1.1 billion and undeployed equity commitments of approximately $913 million.
Three of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CT Opportunity Partners I (“CTOPI”) and CT High Grade Partners II (“High Grade II”), are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI, of which $6 million has already been funded and $19 million remains undrawn. The Company does not have a co-investment in High Grade II.
Revenues from third party investment management fees totaled $3.0 million in the third quarter of 2009. In addition to managing its parent, Capital Trust, Inc., and its third party private equity mandates, CTIMCO is the collateral manager for all four of the Company’s CDOs and two additional CDOs in which the Company is an investor. CTIMCO is also the named special servicer on $1.7 billion of loans and has the right to be named special servicer on an additional $663.0 million of loans.

Operating Results Comparison
Comparison of Results of Operations: Three Months Ended September 30, 2009 vs. September 30, 2008

(in thousands, except per share data)

	2009	2008	$ Change	% Change
Income from loans and other investments:
Interest and related income	$29,527	$44,141	$(14,614)	(33.1%)
Less: Interest and related expenses	19,604	28,175	(8,571)	(30.4%)

Income from loans and other investments, net	9,923	15,966	(6,043)	(37.8%)

Other revenues:
Management fees from affiliates	2,959	3,477	(518)	(14.9%)
Servicing fees	168	116	52	44.8%
Other interest income	16	483	(467)	(96.7%)

Total other revenues	3,143	4,076	(933)	(22.9%)

Other expenses:
General and administrative	5,492	5,711	(219)	(3.8%)
Depreciation and amortization	51	13	38	N/A

Total other expenses	5,543	5,724	(181)	(3.2%)

Total other-than-temporary impairments of securities	(77,883)	—	(77,883)	N/A
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	11,987	—	11,987	N/A

Net impairments recognized in earnings	(65,896)	—	(65,896)	N/A

Provision for loan losses	(47,222)	—	(47,222)	N/A
Loss from equity investments	(862)	(625)	(237)	37.9%

(Loss) income before income taxes	(106,457)	13,693	(120,150)	N/A
Income tax provision	—	26	(26)	N/A

Net (loss) income	$(106,457)	$13,667	$(120,124)	N/A

Net (loss) income per share — diluted	$(4.75)	$0.61	$(5.36)	N/A
Dividend per share	$—	$0.60	$(0.60)	(100.0%)
Average LIBOR	0.27%	2.62%	(2.35%)	(89.7%)
Income from loans and other investments, net
A decline in Interest Earning Assets ($561 million or 19% from September 30, 2008 to September 30, 2009), an increase in non-performing loans and a 90% decrease in average LIBOR contributed to a $14.6 million, or 33%, decrease in interest income during the third quarter of 2009 compared to the third quarter of 2008. Lower LIBOR and a decrease in leverage of $361.0 million, or 16%, from September 30, 2008 to September 30, 2009 resulted in an $8.6 million, or 30%, decrease in interest expense for the period. On a net basis, net interest income decreased by $6.0 million, or 38%.
Management fees from affiliates
Base management fees from the Company’s investment management business decreased $518,000, or 15%, during the third quarter of 2009 compared to the third quarter of 2008. The decrease was attributed primarily to a decrease of $258,000 in fees from CT Large Loan 2006, Inc. and a $240,000 one-time decrease in fees from CTOPI. This was partially offset by a $117,000 increase in fees from High Grade II.
Servicing fees
Servicing fees increased $52,000 in the third quarter of 2009 compared to the third quarter of 2008. Servicing fees in the third quarter of 2009 were a result of modifications to loans for which the Company is named special servicer.

General and administrative expenses
General and administrative expenses include personnel costs, operating expenses and professional fees. Total general and administrative expenses decreased $219,000, or 4%, between the third quarter of 2008 and the third quarter of 2009. The slight decrease in 2009 was primarily a result of lower personnel costs offset by an increase in professional fees.
Net impairments recognized in earnings
During the third quarter of 2009, the Company recorded a gross other-than-temporary impairment of $77.9 million on three securities that had an adverse change in cash flow expectations. Of this amount, $65.9 million was included in earnings and the remainder, $12.0 million, was recorded in other comprehensive income. No impairments were recorded during the three months ended September 30, 2008.
Provision for credit losses
During the third quarter of 2009, the Company recorded an aggregate $47.2 million provision for loan losses against six loans. No provisions for loan losses were recorded during the third quarter of 2008.
Loss from equity investments
The loss from equity investments during the third quarter of 2009 resulted primarily from the Company’s share of losses incurred at CTOPI. The Company’s share of losses from CTOPI was $909,000, primarily due to fair value adjustments on the underlying investments. The loss from equity investments during the third quarter of 2008 resulted primarily from the Company’s share of operating losses at both Fund III and CTOPI.
Income tax provision
During the third quarter of 2009, the Company did not record an income tax provision. In the third quarter of 2008, the Company recorded a provision for income taxes of $26,000.
Dividends
The Company did not pay a dividend in the third quarter of 2009. In the third quarter of 2008 the Company paid a dividend of $0.60 per share.

******
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, November 4, 2009 to discuss third quarter 2009 results. Interested parties can access the call toll free by dialing (800) 862-9098 or (785) 424-1051 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Wednesday, November 4, 2009 through midnight on Wednesday, November 18, 2009. The replay call number is (800) 839-5127 or (402) 220-2692 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, the impact of the current turmoil in the financial markets, the continued deterioration in the commercial real estate market, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2009 and December 31, 2008
(in thousands except per share data)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$28,575	$45,382
Restricted cash	155	18,821
Securities held-to-maturity	746,319	852,211
Loans receivable, net	1,587,590	1,790,234
Loans held-for-sale, net	12,000	92,175
Real estate held-for-sale	—	9,897
Equity investments in unconsolidated subsidiaries	1,624	2,383
Accrued interest receivable	4,913	6,351
Deferred income taxes	1,706	1,706
Prepaid expenses and other assets	7,742	18,369

Total assets	$2,390,624	$2,837,529

Liabilities & Shareholders’ Equity

Liabilities:
Accounts payable and accrued expenses	$9,741	$11,478
Repurchase obligations	491,833	699,054
Collateralized debt obligations	1,124,983	1,156,035
Senior credit facility	99,443	100,000
Junior subordinated notes	127,075	128,875
Participations sold	289,795	292,669
Interest rate hedge liabilities	34,508	47,974

Total liabilities	2,177,378	2,436,085

Shareholders’ equity:

Class A common stock $0.01 par value 100,000 shares authorized, 21,759 and 21,740 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively (“class A common stock”)	218	217
Restricted class A common stock $0.01 par value, 287 and 331 shares issued and outstanding as of September 30, 2009 and December 31, 2008, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	3	3
Additional paid-in capital	559,859	557,435
Accumulated other comprehensive loss	(47,878)	(41,009)
Accumulated deficit	(298,956)	(115,202)

Total shareholders’ equity	213,246	401,444

Total liabilities and shareholders’ equity	$2,390,624	$2,837,529

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2009 and 2008
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Income from loans and other investments:
Interest and related income	$29,527	$44,141	$93,341	$149,725
Less: Interest and related expenses	19,604	28,175	61,116	98,918

Income from loans and other investments, net	9,923	15,966	32,225	50,807

Other revenues:
Management fees from affiliates	2,959	3,477	8,768	9,827
Servicing fees	168	116	1,502	337
Other interest income	16	483	153	1,307

Total other revenues	3,143	4,076	10,423	11,471

Other expenses:
General and administrative	5,492	5,711	18,450	18,819
Depreciation and amortization	51	13	65	140

Total other expenses	5,543	5,724	18,515	18,959

Total other-than-temporary impairments of securities	(77,883)	—	(96,529)	—
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	11,987	—	17,612	—
Impairment of goodwill	—	—	(2,235)	—
Impairment of real estate held-for-sale	—	—	(2,233)	—

Net impairments recognized in earnings	(65,896)	—	(83,385)	—

Provision for loan losses	(47,222)	—	(113,716)	(56,000)
Valuation allowance on loans held-for-sale	—	—	(10,363)	—
Gain on extinguishment of debt	—	—	—	6,000
Gain on sale of investments	—	—	—	374
Loss from equity investments	(862)	(625)	(3,074)	(549)

(Loss) income before income taxes	(106,457)	13,693	(186,405)	(6,856)
Income tax provision/(benefit)	—	26	(408)	(475)

Net (loss) income	$(106,457)	$13,667	$(185,997)	$(6,381)

Per share information:
Net (loss) income per share of common stock:
Basic	$(4.75)	$0.61	$(8.32)	$(0.31)

Diluted	$(4.75)	$0.61	$(8.32)	$(0.31)

Weighted average shares of common stock outstanding:

Basic	22,426,623	22,247,042	22,361,541	20,707,262

Diluted	22,426,623	22,250,631	22,361,541	20,707,262

Dividends declared per share of common stock	$—	$0.60	$—	$2.20